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News release via Canada NewsWire, Toronto 416-863-9350

            Attention Business Editors:
            Cinram completes acquisition of DVD and CD manufacturing, physical distribution and related businesses from Time Warner

            TORONTO, Oct. 24 /CNW/ - Cinram International Inc. (TSX: CRW) announced today that it has completed its acquisition of Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related businesses, in the U.S. and Europe, for approximately $1.05 billion US in cash.

            "This is truly a landmark transaction for our Company," says Cinram CEO Isidore Philosophe. "With our combined strengths, Cinram is now uniquely positioned to capitalize on the phenomenal growth in the worldwide DVD market - securing our position as a global leader in the optical disc industry."

            Initially announced on July 18, 2003, the transaction also includes exclusive long-term agreements to manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe, and for New Line Home Entertainment, Inc. in North America. Cinram has been a supplier to these entities in certain countries for over two decades.

            Cinram is acquiring assets that include manufacturing facilities in Olyphant, PA and Commerce, CA, manufacturing and printing operations in Alsdorf, Germany, as well as related U.S. and European distribution facilities. The acquired businesses also include U.S.-based Ivy Hill Corp., a provider of DVD and CD packaging and printing services for Time Warner- affiliated companies and third parties, and Giant Merchandising, engaged in entertainment merchandising, retail licenses and private label marketing and distribution.

            The purchase price was funded from banking facilities provided by a syndicate led by Citigroup and Merrill Lynch. The total amount of the facilities is $1.175 billion US, of which $150 million US is a revolving credit facility that is undrawn at this time.

            "Cinram has not only expanded its customer base, capacity and scope but will also benefit from cross-selling opportunities and further vertical integration with the addition of Ivy Hill's printing services," adds Philosophe.

            About Cinram

            Cinram International Inc. is one of the world's largest independent providers of pre-recorded multimedia products and logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS videocassettes, audio CDs, audiocassettes and CD-ROMs for motion picture studios, music labels, publishers and computer software companies around the world. The Company's shares are listed on the Toronto Stock Exchange
(CRW) and are included on the S&P/TSX Composite Index. For more information, visit our Web site at www.cinram.com.

            Forward Looking Statements

            Certain statements included in this release constitute "forward looking statements." Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Cinram, or results of the multimedia duplication/replication industry, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, the following: generic economic and business conditions, which will, among other things, impact the demand for Cinram's products and services; Cinram's ability to implement its business strategy; Cinram's ability to retain major customers and participate in such customer's migration from VHS and audio formats to DVD; Cinram's ability to invest successfully in new technologies; and other factors which
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are described in Cinram's filings with the securities commissions.
            %SEDAR: 00002065E

            /For further information: Lyne Beauregard, Cinram International Inc., Tel: (416) 321-7930, lbeauregard@cinram.com/
            (CRW.)

CO:  Cinram International Inc.

CNW 10:18e 13-NOV-03